Exhibit 10.20
LEASE
(Lennar Corporate Centre)
1.DEFINITIONS. Each reference in this lease (this “Lease”) to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.

Date of this Lease:	08/16/20 , 2020

Name of Tenant:	STATES TITLE HOLDING, INC., a Delaware corporation

Notice Address of Tenant:	States Title Holding, Inc. 760 NW 107th Avenue, Suite 400 Miami, FL 33172

with a copy to:	States Title Holding, Inc. 101 Mission Street, Suite 740 San Francisco, CA 94105 Attn: Corporate Legal Department

Name of Landlord:	FOUR 700 LLC, a Florida limited liability company

Notice Address of Landlord:	FOUR 700 LLC 6030 Hollywood Blvd., Suite 240 Hollywood, FL 33024 Attn: Guy Sharon

with a copy to:	Ritter, Zaretsky, Lieber & Jaime, LLP 2800 Biscayne Blvd., Suite 500 Miami, FL 33137 Attn: Oren D. Lieber, Esq

Landlord’s Remittance Address:
(a) Via regular mail:	FOUR 700 LLC 6030 Hollywood Blvd. #240 Hollywood, Florida 33024

(b) Via overnight delivery:	FOUR 700 LLC 6030 Hollywood Blvd. #240 Hollywood, Florida 33024

Building:	The building located at 760 N.W. 107th Avenue, Miami, Florida 33172.

Property:	The Building and the real property on which the Building is located and any other buildings and improvements located thereon.

Premises:
Approximately 9,973 rentable square feet of space on the fourth floor of the Building commonly known as Suite 400 including the “Break Room”, as approximately shown by the floor plan attached hereto as Exhibit A.

Permitted Use:	General office and administrative use, and no other use.

Term:	Approximately sixty-six (66) months, beginning on the Possession Date, plus any days necessary to have the Term expire at 11:59 P.M. on the Expiration Date.

Possession Date:	Substantial Completion of the Landlord’s Work, estimated to be six (6) months from the Date of this Lease. Tenant shall confirm the Possession Date pursuant to Section 37.

Rent Commencement Date:	September 15, 2020 (subject to Base Rent Abatement).

Expiration Date:	That certain date which is the last day of the sixty-sixth (66th) complete calendar month following the Possession Date.

Option to Extend:	Tenant shall have one (1) option to extend the Term for an additional period of five (5) years subject to and in accordance with provisions of Section 3.

Tenant’s Percentage:	13.76%, being the ratio of rentable square footage of the Premises to the total rentable square footage of the Building as determined by Landlord.

Base Taxes:
The Taxes for the calendar year 2021, as they may be reduced by the amount of any abatement. In no event shall Tenant be charged for operating expenses and real estate tax pass-throughs for the first twelve (12) months of the Term.

Tax Excess:	Tenant’s Percentage of the amount by which Taxes for any year during the Term exceed Base Taxes.

Base Operating Expenses:	The Operating Expenses for the year 2021. In no event shall Tenant be charged for operating expenses and real estate tax pass-throughs for the first twelve (12) months of the Term.

Operating Expenses Excess:	Tenant’s Percentage of the amount by which Operating Expenses exceed Base Operating Expenses for any year during the Term.

Security Deposit And Prepayments:
$80,142.30 due at execution of this Lease. The foregoing sum breaks down as Security Deposit in the amount of $54,916.84 and a prepayment of the first month’s Base and Sales Tax in the amount of $25,225.46 all due at execution of the Lease Agreement. Security Deposit and prepayments shall be made payable to Landlord.

Exhibits:	Exhibit A The Premises Exhibit B Rules and Regulations Exhibit C Commencement Letter All of the Exhibits listed above are incorporated into and made part of this Lease.

Base Rent Abatement:
Landlord shall abate rent of 6,216 of the rentable square feet of the Premises from September 15, 2020 through January 14, 2021, subject to and in accordance with the provisions of Section 5 of this Lease.

Base Rent:

Months of Term	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per annum)
Possession Date-12	$284,230.50	$23,685.88	$28.50
13-24	$292,757.42	$24,396.45	$29.36
25-36	$301,540.14	$25,128.34	$30.24
37-48	$310,586.34	$25,882.20	$31.14
49-60	$319,903.93	$26,658.66	$32.04
61-66	$329,501.05	$27,458.42	$33.04
2.THE PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, upon and subject to the terms and conditions of this Lease, the Premises. The Premises are leased with the right of Tenant to use for its customers, employees and visitors, in common with other entities entitled thereto, such common areas and facilities as Landlord may from time to time designate and provide.
(a)Tenant is currently in possession of a portion of the Premises consisting of 6,216 rentable square feet pursuant to a sublease with Lennar Corporation, a Delaware corporation, which sublease is currently scheduled to expire on September 14, 2020 (the “Lennar Space”). Tenant is also currently in possession of 4,426 rentable square feet in Suite 110 of the building located at 790 NW 107th Avenue, Miami, Florida 33172 (the “790-110 Space” and together with the Lennar Space is collectively referred to as the “Temporary Space”) which is currently set to expire on September 30, 2020. Tenant shall have the right to continue occupying the Temporary Space at the monthly rate of $28.50 per rentable square feet commencing on September 15, 2020 for the Lennar Space and on October 1, 2020 for the 790-110 Space, all ending on the Possession Date. Notwithstanding the foregoing, Landlord shall abate the rent for the Lennar Space from September 15, 2020 through January 14, 2021. In no event shall Tenant be obligated to pay Base Rent for the

Premises before the Possession Date, and assuming the Tenant has vacated the Lennar space within two (2) weeks from the Possession Date Tenant shall not be obligated to pay rent for the Lennar Space after the Possession Date.
3.TERM. The Premises are leased for a term (the “Initial Term” or “Term”) beginning on the Possession Date and ending on the Expiration Date. Notwithstanding the foregoing, on the Rent Commencement Date, Tenant has the right to occupy the Temporary Space pursuant to Section 2(a) above. If for any reason Landlord is unable to deliver possession of the Premises to Tenant, then Landlord shall not be liable to Tenant for any resultant loss or damage and this Lease shall not be affected.
So long as there exists no default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease in whole or in part nor sublet the Premises in whole or in part and is in actual occupancy of the entire Premises, Tenant shall have the option to extend the Term for one (1) additional five (5) year period (the “Extension Term”) upon written notice to Landlord given not less than twelve (12) months and not more than fifteen (15) months prior to the expiration of the current Term. If Tenant fails to exercise an option to extend the Term strictly within the time period set forth in this section, then Tenant’s option to extend the Term shall automatically lapse and be of no further force or effect. In the event that Tenant exercises an option granted hereunder, the Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of the Extension Term except that the Base Rent due from the Tenant shall be reset the then Market Rate (as such term is defined herein), and Tenant shall have no further rights or options to extend the Term beyond the expiration of the Extension Term.
For the purposes of the Lease, the term “Market Rate” shall mean the then prevailing rental rates and concessions for premises of quality, size, utility, location, and tenant improvements substantially similar to the Premises, in the locality of the Building, with the length of the then remaining Term, taking into account the fact that there will be no break in the rent stream for lease-up time, the fact that there will be no procurement costs for new tenants, and the creditworthiness of the Tenant. Landlord shall notify Tenant in writing of Landlord’s good faith estimate of the Market Rate within thirty (30) days of receipt of Tenant’s timely notice of Tenant’s election to exercise to extend the Term. Tenant shall, within fifteen (15) days following receipt of Landlord’s estimate (“Tenant’s Review Period”), notify Landlord in writing of the acceptance or rejection of the proposed Market Rate. If Tenant fails to respond within Tenant’s Review Period, then it shall be deemed conclusive that Tenant objected Landlord’s determination of the Market Rate as set forth in Landlord’s notice. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate, sealed envelope their final proposal as to Market Rate and such determination shall be submitted to arbitration in accordance with the paragraph below.
Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange the sealed envelopes, and then open those envelopes in each other’s presence. If Landlord and Tenant do not agree on the Market Rate within five (5) business days after the exchange and opening of envelopes, then within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree on and jointly appoint a single arbitrator, who must be an impartial real estate professional who has been active in leasing commercial suburban properties in the vicinity of the Building during the five (5)-year period ending on the date of such appointment (a “Qualified Arbitrator”). If Landlord and Tenant are unable to agree upon a Qualified Arbitrator within such ten (10) business day period, then each of Landlord and Tenant shall select their own Qualified Arbitrator within five (5) business days thereafter, and the two Qualified Arbitrators shall, within five (5) business days after their appointment, select a third Qualified Arbitrator, and such third Qualified Arbitrator shall act as arbitrator in connection with the determination of the Market Rate. Neither Landlord nor Tenant shall consult with the selected Qualified Arbitrator as to his or her opinion as to Market Rate prior to the appointment. The determination made by the Qualified Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate (i.e., the rates submitted in the sealed envelopes referred to in the preceding paragraph) for the Leased Premises is the closest to the actual Market Rate for the Leased Premises as determined by the Qualified Arbitrator. The Qualified Arbitrator shall, within thirty (30) days of his or her appointment in connection with a determination of the Market Rate for the Extension Term, or within ten (10) business days of his or her appointment in connection with a determination of the Market Rate, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate and shall notify Landlord and Tenant of such determination. The decision of the Qualified Arbitrator shall be binding upon Landlord and Tenant.
4.CONDITION OF THE PREMISES; LANDLORD AND TENANT’S WORK.
(a)The Premises are leased in an “as is” and “where is” condition without any warranty of fitness for use or occupation express or implied, it being agreed that Tenant has had an opportunity to examine the condition of the Premises, that Landlord has made no representations or warranties of any kind with respect to such condition, and that Landlord has no obligation to do any work or make any improvements to or with respect to the Premises to prepare the same for Tenant’s occupancy except as specifically provided in this section.
(b)Notwithstanding anything to the contrary in Section 4(a), Landlord represents and warrants that the HVAC, life safety and plumbing systems serving the Premises shall be in proper working order and good repair on the Possession Date and that the Premises shall comply with all applicable laws; Landlord at Landlord’s sole cost and expense shall professionally clean the flooring throughout the Premises, repair/replace broken or stained ceiling tiles; ensure existing lighting is in good working order; provided however, Tenant shall be responsible for all costs associated with low voltage wiring, furniture, fixtures and equipment and Landlord shall, at Landlord’s sole cost and expense, install an additional common area corridor on the fourth (4th) floor in the Building as depicted in Exhibit A attached hereto (collectively, “Landlord’s Work”). The Premises shall be deemed “ready for occupancy” upon the substantial completion of the Landlord’s Work as reasonably determined by Landlord. The Landlord’s Work shall be deemed “substantially complete” upon the completion of Landlords’ Work pursuant to Landlord’s construction drawings (if any or as reasonably determined by Landlord), with the exception of any details of construction, adjustments or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises. Tenant acknowledges and agrees that the Landlord’s Work may be performed during normal business hours before the or after the Rent Commencement Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord’s Work to be performed in a timely manner. Upon substantial completion of the Landlord’s Work, Landlord will notify Tenant that it has delivered the Premises thereof and thereafter Tenant shall be deemed to have taken possession of the Premises (the “Possession Date”)
(c)Prior to commencing any tenant improvements in the Premises (“Tenant’s Work”), Tenant shall deliver any and all plans and specifications for Tenant’s Work to Landlord for Landlord’s approval, such approval not to be unreasonably withheld or delayed. In the event Landlord objects to Tenant’s Plans, Landlord shall notify Tenant in writing and Tenant shall revise Tenant’s Plans and resubmit same to Landlord and this process shall repeat until Landlord has approved Tenant’s Plans. Landlord shall not charge Tenant any fee for Landlord’s standard review of Tenant’s Plans. Landlord’s approval of the Tenant’s Plans and shall not be deemed to be an assumption of any obligation or liability on the part of Landlord with respect to the design or construction of any portion of Tenant’s Work or a representation or warranty (whether express or implied) that the proposed Tenant’s Work will comply with any applicable building, zoning, land use, life safety or other laws applicable to the Building, the Premises or the proposed improvements. Tenant shall select a Florida licensed contractor for the completion of the Tenant’s Work, pursuant to the Tenant’s Plans. Tenant’s choice of a contractor shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.
(d)Tenant, at its sole cost and expense, shall cause the Tenant’s Work to be prosecuted and completed with reasonable diligence under the auspices of the Tenant’s Contractor in a good and workmanlike manner, with all required permits and in compliance with all applicable zoning, land use, building and life safety laws applicable to the Building, free from all construction liens. Tenant shall, upon completion of the Tenant’s Work, obtain and provide to Landlord true and correct copies of all certificates of occupancy, certificates of completion, occupational licenses and other governmental approvals required (if any) and obtained by Tenant.
(e)To the extent that any of the Tenant’s Work adversely affects or damages any of the Building’s systems, specifically including, without limitation, any Building systems described in the Lease, Tenant shall be responsible for reimbursing Landlord for the cost of any and all repairs to the affected Building system, in order to restore same to good working order as expeditiously as possible. Except to the extent arising from the gross negligence or willful misconduct of Landlord, Tenant shall indemnify and hold harmless Landlord (including reasonable attorneys’ fees and actual out-of-pocket costs) from any and all loss, cost, damage, claim, charge, expense or liability arising out of or in any way connected with the installation and completion of the Tenant’s Work by or for Tenant. Tenant or its contractor shall obtain, and cause Landlord to be named as an additional insured thereunder, a policy of Builder’s Risk insurance, issued by an insurance company, licensed to do business in the State of Florida, reasonably acceptable to Landlord. A copy of such Builder’s Risk Insurance Policy shall be delivered to Landlord prior to the commencement of the Tenant’s Work
5.MONTHLY RENT. Tenant will pay “Rent” to Landlord for the Premises. Rent shall consist of Base Rent together with all other amounts required to be paid by Tenant to Landlord pursuant to this Lease (“Additional Rent”). Commencing on the Rent Commencement Date, Base Rent will be paid monthly in advance on or before the first day of each calendar month in accordance with the schedule set forth in Section 1. If the Rent Commencement Date shall be on any day other than the first day of a calendar month, Base Rent for the partial month shall be prorated based on the number of days in that month. Rent will be paid to Landlord, without notice or demand, and without deduction or offset, in lawful money of the United States of America, at Landlord’s Remittance Address as set forth in Section 1 or to such other address as Landlord may from time to time designate in writing. Tenant acknowledges that the late payment of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Property. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. In addition, any amount due to Landlord, if not paid when due, shall bear interest from the date that is five (5) days after the due date until paid at the rate of twelve percent (12%) per annum. The parties agree that such late charges represent a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. The acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies granted hereunder. Tenant shall also pay all sales and use taxes and surcharges levied or assessed against all rental payments and other payments due under this Lease, simultaneously with each such rental payment. In the event any check, bank draft or negotiable instrument given for any payment under this Lease shall be dishonored at any time for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, to an administrative charge of $250.00.

Notwithstanding the foregoing, so long as no default occurs and is continuing, Tenant shall be entitled to an abatement in the amount of $14,763.00 of the Rent, per month, commencing on the Rent Commencement Date, for the next four (4) months following the Rent Commencement Date (the “Abated Rent Period”). Commencing on the first day of the fifth (5th) month after the Rent Commencement Date, Tenant shall commence to pay all Rent (to wit: both Base Rent and Additional Rent) as required by this Lease (the foregoing concession being the “Rent Abatement”). Tenant agrees and acknowledges that the Rent Abatement is a concession to Tenant to induce Tenant to enter into this Lease with Landlord, and, should a default occur where the Landlord commences an action for damages against Tenant (in addition to any other rights or remedies which Landlord is entitled to pursue against Tenant, whether pursuant to Florida law or under this Lease), Landlord shall be entitled, as part of such claim for damages, to include the amount of Rent (that is, both Rent) which was abated during the Rent Abatement Period.
6.TAXES. Tenant will pay, as Additional Rent, the Tax Excess based on estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 10 below. “Taxes” means all taxes, assessments and fees levied upon the Building by any governmental entity based upon the ownership, leasing, renting or operation of the Building. Taxes shall not include any federal, state or local net income, capital stock, succession, transfer, replacement, gift, estate, franchise, business license or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. In addition to the foregoing, Tenant shall pay Landlord, as Additional Rent, for any use, rent or sales tax, service tax, value added tax, franchise tax or any other tax on Rent however designated as well as for any taxes paid by Landlord which are reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant. All expenses, including reasonable attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes will be considered as part of the Taxes for the year in which the expenses are incurred. Notwithstanding the foregoing, in no event shall Tenant be charged for Taxes as Additional Rent for the first twelve (12) months of the Term.
7.INSURANCE.
(A)Tenant shall maintain the following insurance in force from the date upon which Tenant first enters the Premises throughout the Term and thereafter for so long as Tenant is in occupancy of any part of the Premises:
(i)Commercial General Liability insurance with limits of at least $1,000,000 per occurrence, $2,000,000 general aggregate, and, if the Tenant manufacturers or produces a product, $2,000,000 products completed operations aggregate or such larger amounts as Landlord may reasonably require from time to time, covering bodily injury and property damage arising out of the use of the Premises, as well as products/completed operations, blanket contractual liability, personal injury and advertising liability;
(ii)Worker’s Compensation insurance as required by the state in which the Premises is located covering occupational injuries or disease to all employees of Tenant and to any contractors, subcontractors or other agents used by Tenant for work or other activities on or about the Premises. Such policy will include Employer’s Liability limits of at least $500,000 each accident, $500,000 each employee, and $500,000 disease;
(iii)Business Automobile Liability insurance for all owned (Symbol 1), non-owned (Symbol 9) hired, rented and/or borrowed (Symbol 8) vehicles used by the Tenant, its employees or agents. Such policy will include a combined single limit of liability of at least $1,000,000 per claim for bodily injury and property damage and will provide that employees are insureds;

(iv)Excess or Umbrella Liability insurance with a limit of at least $5,000,000 providing additional limits of insurance over the primary per occurrence and aggregate limits of the Commercial General Liability (including bodily injury, property damage, products/completed operations, personal/advertising injury and blanket contractual liability), Employer’s Liability, and Business Auto Liability insurance required in (i), (ii), and (iii) above; and
(v)Property insurance covering “all risk” of physical damage to Tenant’s personal property and any property in the care, custody, and control of the Tenant. In addition this policy will cover any direct or indirect physical damage to all alterations, additions, improvements (including carpeting, floor coverings, paneling, decorations, fixtures and any improvements or betterments to the Premises made by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit) situated in or about the Premises. Such coverage will be for the full replacement value of the covered property.
(B)Tenant’s Commercial General Liability, Property, and Excess Liability/Umbrella Liability policies shall name Landlord and Landlord’s mortgagee, managing agent, beneficiaries, partners, direct and indirect affiliates, subsidiaries, officers, directors, agents, trustees, employees, contractors and subcontractors as Additional Insureds and shall be primary insurance as to any insurance carried by the parties designated as Additional Insureds. All policies purchased and maintained by Tenant to satisfy the requirements in this Lease must be purchased from an insurance company with a minimum rating of “A-VII” or its equivalent from one of the major rating agencies (AM Best, Moodys, Standard & Poors, Fitch) that is admitted or eligible to do business in the state where the Premises is located.
(C)Tenant will provide Landlord with a certificate of insurance for each policy simultaneously with the delivery of an executed counterpart of this Lease and at least thirty (30) days prior to each renewal of such insurance. Such certificates of insurance will be on an ACORD Form 27 or ISO Form 2026 or their equivalent, shall certify that such policy has been or will be issued and that it provides the coverage and limits required above, and shall provide that the insurance will not be canceled or materially changed unless thirty (30) days prior written notice shall have been given to Landlord. In addition to providing the certificates of insurance required herein, Tenant shall also promptly furnish any additional information, including redacted copies Tenant’s insurance policies, as Landlord may request from time to time pertaining to Tenant’s insurance coverage. Tenant will notify Landlord in writing at least thirty (30) days in advance if Tenant intends to or receives a notice that its insurance company intends to cancel or non-renew such insurance for any reason, or if the required coverage or limits are to be materially changed from the initial requirements in this Lease. In the event that the applicable statutory time period is less than thirty (30) days, then Tenant shall notify Landlord within three (3) business days of receipt of any cancellation or non-renew notice. In the event that Tenant fails to obtain or maintain the insurance required above or fails to provide the Certificates of Insurance required, Landlord may, at its option, obtain such insurance on behalf of the Tenant. Tenant shall pay, as Additional Rent upon demand, the reasonable cost of such insurance plus a ten percent (10%) administrative surcharge. Landlord’s failure to obtain such coverage on behalf of Tenant shall not limit Tenant’s liability in the event of an uncovered loss.
(D)Landlord shall carry or cause to be carried such insurance in amounts and with deductibles as a reasonably prudent landlord would purchase and maintain with respect to the Property. Tenant shall pay Tenant’s Percentage of Landlord’s insurance premiums (“Insurance Premiums”) during the Term of the Lease as a part of Operating Expenses. Tenant shall not do or permit to be done anything which will contravene, invalidate, or increase the cost of the Landlord’s insurance and shall comply with all rules, orders, regulations, requirements and recommendations of Landlord or its insurance companies relating to or affecting the condition, use, or occupancy of the Premises. If Tenant does conduct any activity within or about the Premises that results in an increase to the cost of Landlord’s insurance, Tenant shall reimburse Landlord for the entire amount of such additional premiums or surcharges on demand.

8.WAIVER OF SUBROGATION. Notwithstanding any other language of this Lease to the contrary, Landlord and Tenant each waive their respective rights to recover from the other for any and all loss of or damage to their respective property if such loss or damage is covered, or required by this Lease to be covered, by a valid and collectible insurance policy. Each party shall obtain an endorsement acknowledging such waiver, if necessary, from their insurance company(s) evidencing compliance with this section.
9.OPERATING EXPENSES. Tenant shall pay, as Additional Rent, the Operating Expenses Excess based on estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 10 below. “Operating Expenses” means and includes all expenses, costs, fees and disbursements paid or incurred by or on behalf of Landlord for managing, operating, maintaining, improving and repairing the Building or Property and all associated plumbing, heating, ventilation, air conditioning, lighting, electrical, mechanical and other systems, including, without limitation, costs of: performing the Landlord’s obligations described in Section 13; janitorial, the repair, maintenance, repaving and re-striping of any parking and dock areas; providing any services or amenities such as conference rooms, parking garage, cafeteria, or gymnasium; exterior maintenance, repair and repainting; landscaping; utilities; management fees; supplies and sundries; sales or use taxes on supplies or services; charges or assessments under any easement, license, declaration, restrictive covenant or association; legal and accounting expenses; Insurance Premiums; and compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operation, administration, maintenance and repair of the Property. Landlord may allocate any item of Operating Expenses that benefits multiple buildings among such buildings equitably. Landlord may equitably allocate any item of Operating Expenses among different portions or occupants of the Building or Property based on use or other considerations as determined by Landlord in Landlord’s reasonable discretion. If there is less than ninety five percent (95%) occupancy during any period, Landlord may adjust those Operating Expenses that are affected by variations in occupancy levels to the amount of Operating Expenses that would have been incurred had there been ninety five percent (95%) occupancy. Notwithstanding the foregoing, in no event shall Tenant be charged for Operating Expenses as Additional Rent for the first twelve (12) months of the Term.
Notwithstanding the foregoing, Operating Expenses shall not include costs of alterations to the premises of other tenants of the Property, depreciation charges, interest and principal payments on mortgages, ground rental payments and real estate brokerage and leasing commissions; costs incurred for Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building or the Property; costs of selling or financing any of Landlord’s interest in the Property; costs incurred by Landlord for the repair of damage to the Property to the extent that Landlord is reimbursed by insurance proceeds; the costs of services and utilities separately chargeable to individual tenants of the Building; advertising vacant space at the Property; the cost of repairs necessitated by the gross negligence of Landlord, its agents, employees or contractors; Landlord’s general overhead expenses incurred in connection with maintaining Landlord’s existence as a corporation or other entity; costs incurred because of violation by any tenant (other than Tenant) of the terms and conditions of its lease; costs of removing Hazardous Substances; and Taxes. The cost of capital improvements shall not be included in Operating Expenses except for those capital improvements which are intended to reduce Operating Expenses or which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building at the time it was constructed, which, together with any financing charges incurred in connection therewith, shall be amortized over their useful life as reasonably determined by Landlord.
10.RECONCILIATION. Any failure by Landlord to deliver any estimate or statement of Additional Rent required under this Lease shall not operate as a waiver of Landlord’s right to collect all or any portion of Additional Rent due hereunder. Within 120 days after the end of each calendar year, Landlord shall provide Tenant with a statement of all actual Operating Expenses and Taxes for the preceding year. If Tenant has made estimated payments of Operating Expenses or Taxes in excess of the actual amount due, Landlord shall credit Tenant with any overpayment against the next Rent otherwise due (or refund such amount within sixty (60) days if no further Rent is due). If the actual amount due exceeds the estimated payments made by Tenant during the preceding year, Tenant shall pay the difference to Landlord within thirty (30) days and such obligation shall survive the expiration or earlier termination of this Lease.
11.SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord the amount of the Security Deposit specified in Section 1 of this Lease. Provided that Tenant has paid all amounts due and has otherwise performed all obligations hereunder, the Security Deposit will be returned to Tenant without interest within sixty (60) days of the expiration of the Term, further provided that Landlord may deduct from the Security Deposit prior to returning it any amounts owed by Tenant to Landlord. If Tenant defaults under any provision of this Lease, Landlord may, but shall not be obligated to, apply all or any part of the Security Deposit to cure the default. In the event Landlord elects to apply the Security Deposit as provided for above, Tenant shall, within five (5) days after Landlord’s demand, restore the Security Deposit to the original amount. Furthermore, if Tenant defaults under this Lease more than two (2) times during any twelve (12) month period, irrespective of whether such default is cured, then, without limiting Landlord’s other rights and remedies, Landlord may, in Landlord’s sole discretion, double the amount of the Security Deposit. Within ten (10) days after notice of such modification, Tenant shall submit to Landlord the required additional sums and Tenant’s failure to do so shall constitute an Event of Default without further notice or right to cure, and Landlord shall have the right to exercise any remedy provided for in this Lease. Landlord may, at its discretion, commingle the Security Deposit with its other funds. Upon any sale or other conveyance of the Building, Landlord may transfer the Security Deposit (or any amount of the Security Deposit remaining) to a successor owner, and Tenant agrees to look solely to the successor owner for repayment of the same. The Security Deposit will not operate as a limitation on any recovery to which Landlord may be entitled.
12.USE. The Premises shall be used for the Permitted Use and for no other purposes whatsoever. Tenant shall not do or permit to be done in or about the Premises, Building or Property anything which is prohibited by any law, statute, ordinance or other governmental rule or regulation now in force or which may hereafter be enacted, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Applicable Law”). Tenant shall use and cause all contractors, agents, employees, invitees and visitors of Tenant to use the Premises and any common area of the Property in such a manner as to prevent waste, nuisance and any disruption of other occupants. No vehicles or materials shall be permitted to block any sidewalks, driveways, loading docks or any other common area nor shall any vehicle be parked in the parking lot for longer than is necessary for the customary business purposes of Tenant. Landlord shall have the right, but not the obligation, to remove any vehicles and dispose of any materials, debris, or other items in violation of this section and such removal or disposal shall be at the sole risk of Tenant and Tenant shall pay the cost therefor to Landlord as Additional Rent upon demand. Tenant will not allow any signs, cards or placards to be posted, or placed within the Premises such that they are visible outside of the Premises except as specifically provided for in this Lease. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale in the Premises. Tenant will not use the Premises or permit the Premises to be used as “a place of public accommodation” within the meaning of the Americans with Disabilities Act of 1990, as amended (the “ADA”) and Tenant shall make any changes to the Premises and Building necessary to accommodate Tenant’s employees with disabilities. Tenant will not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which is allowed by law. Tenant shall, at Tenant’s sole cost and expense, make any changes necessary to bring the Premises into compliance with any Applicable Law to the extent those changes arise from Tenant’s unique use of the Premises and not from its use as general office space. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any Applicable Law in the use or occupancy of the Premises, Building or Property shall be conclusive of that fact as between Landlord and Tenant.
13.TENANT’S OBLIGATIONS; LANDLORD’S OBLIGATIONS. Tenant will, throughout the Term and at its sole cost, keep and maintain the Premises and all fixtures and equipment located therein clean, safe and in good working order and make all necessary repairs and replacements thereto whether foreseen or unforeseen, including, but not limited to, replacing all broken glass with glass of the same size and quality as that broken, replacing all burnt out light bulbs and ballasts, and repairing or replacing all systems or portions of systems exclusively serving the Premises including, but not limited to, electrical, mechanical, plumbing and heating, ventilating and air conditioning systems. All repairs and replacements required of Tenant in connection herewith shall be of a quality and class at least equal to the minimum building standards established by Landlord and shall be done in a good and workmanlike manner in compliance with all applicable laws and the terms and conditions of this Lease. If Tenant fails to maintain the Premises in compliance with the terms hereof, Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required and Tenant shall reimburse Landlord for the cost thereof as Additional Rent upon demand. If Tenant uses heat generating machines or equipment in the Premises that materially affect the temperature otherwise maintained by the heating, ventilating and air conditioning system, Landlord reserves the right to install supplementary units for the Premises and the cost thereof, including the cost of installation, operation and maintenance, shall be paid by Tenant to Landlord as Additional Rent upon demand. Should Tenant require any additional service not provided by Landlord pursuant to this Lease, including any services furnished outside the Normal Building Hours (defined below), Landlord may, but shall not be obligated to, furnish such additional service and Tenant agrees to pay Landlord’s charges therefor, including a reasonable administrative fee, any taxes imposed thereon, and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service, as Additional Rent upon demand.
Landlord will provide daily janitorial and trash removal services to the Premises Monday through Friday, holidays excepted. Utilities provided by Landlord as part of Operating Expenses shall be furnished to the Premises on a 24-hour per day, 365 days per year basis, except that HVAC shall be furnished during “Normal Building Hours” of 8:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays (excluding generally recognized holidays). If Tenant desires HVAC services at any time other than the Normal Building Hours, such service shall be supplied to Tenant only at the request of Tenant delivered to Landlord before 3:00 p.m. on the date which is one (1) business day preceding the date of such extra usage. The failure, to any extent and for any cause, to furnish services shall not render Landlord liable in any respect for damages to any person, property or business, shall not be construed as an eviction of Tenant or work an abatement of Monthly Rent, and shall not relieve Tenant from fulfillment of any covenant or agreement hereof. Landlord shall use all reasonable diligence to restore such services as quickly as is possible under the circumstances. The current hourly rate for the HVAC usage other than the Normal Building Hours is $15.00 per hour, which rate is subject to change.
Landlord represents, warrants and agrees that Tenant may obtain, at Tenant’s own expense, conduct a background check on all janitorial personnel which is to have access to the Premises. Landlord shall provide the information (as well as any consents or waivers from the affected personnel) to enable Tenant to conduct said background checks (such information to be provided without any representation or warranty by Landlord to Tenant regarding the accuracy or completeness of such information.
Landlord may provide or engage a firm (in Landlord’s sole discretion) for the purpose of periodically and maintaining the heating ventilating, and air conditioning equipment located on the Building (exclusive of any such equipment or part thereof which may exclusively serve the Leased Premises, in which case Tenant shall be responsible for such maintenance). Tenant will reimburse Landlord, as Additional Rent, for Tenant’s Percentage of the cost of such maintenance and inspection on an estimate bases, monthly in advance.
Landlord shall maintain the roof, foundation, exterior walls, load bearing interior walls, structural systems, HVAC, mechanical, plumbing, elevators, utility and sewer lines, electrical and life safety systems in the Building and any common areas of the Building, the cost of which shall be included as a part of Operating Expenses, provided that Landlord shall have no obligation to make any repairs unless Landlord has first received written notice of the need for such repairs from Tenant. Notwithstanding the foregoing but subject to the provisions of Section 8 of this Lease, any damage occasioned by the negligence or willful act of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person, shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its sole option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith and Tenant shall pay the cost therefor as Additional Rent upon demand.
14.SUBLEASE; ASSIGNMENT. Tenant will not mortgage, pledge, hypothecate or otherwise encumber its interest in this Lease. Tenant will not allow the Premises to be occupied, in whole or in part, by any other entity and will neither sublet the Premises, in whole or in part, nor assign this Lease, nor amend any sublease or assignment to which Landlord has consented, without in each case obtaining the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed. Any sublease or assignment, or amendment to any sublease or assignment, without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default. The provisions of this section shall apply to a transfer, by one or more transfers, of all, or substantially all, of the business or assets of Tenant, of a majority of the stock or partnership interests, or other evidences of ownership, of Tenant, and of any shares, voting rights or ownership interests of Tenant which results in a change in the identity of the entity or entities which exercise, or may exercise, effective control of Tenant as if such transfers were an assignment of this Lease. Tenant must request Landlord’s consent to any assignment or sublease at least thirty (30) days prior to the proposed effective date of the assignment or sublease, and so long as Tenant has provided Landlord with complete information as provided in (a) through (d) below and any other items required by this Section, Landlord shall take commercially reasonable efforts to confirm or deny consent no more than thirty (30) days following receipt of Tenant’s request. At the time of its request, Tenant will provide Landlord in writing: the name and address of the proposed assignee or subtenant, a complete copy of the proposed assignment or sublease, reasonably satisfactory information about the nature, business, and business history of the proposed assignee or subtenant and its proposed use of the Premises, and banking, financial or other credit information about the proposed assignee or subtenant sufficient to enable Landlord to determine its financial condition and operating performance. Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s written request to sublease the Premises or assign this Lease which is made in compliance with the terms and conditions of this section. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord’s refusal to consent to any proposed assignment or sublease shall not be unreasonable if: (a) the financial condition or operating performance of the proposed subtenant or assignee, determined in Landlord’s reasonable discretion, is less than the greater of the financial condition or operating performance of the Tenant on the date of execution of this Lease or the date of Tenant’s request for Landlord’s consent to the proposed assignment or sublease, (b) Tenant is in default under any of the terms, covenants or conditions of this Lease, (c) the proposed use of the Premises may result in: (i) increased wear and tear on the Premises, Building or Property or (ii) any adverse effect on other tenants in the Building or adjacent buildings owned by Landlord, (d) the proposed subtenant or assignee is a governmental agency, (e) the proposed subtenant or assignee is a prospect to whom Landlord has made a proposal for the lease of space within the market area within the prior six (6) months, (f) the proposed assignee or subtenant is a tenant in any building owned by Landlord or any affiliate of Landlord including, without limitation, the Building, (g) the proposed subtenant or assignee would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting the Building. Notwithstanding the foregoing, Tenant may assign or sublet the Premises by giving at least 30 days’ advance written notice to Landlord, to (a) any entity that has the power to direct Tenant’s management and operation, or any entity whose management and operation is controlled by Tenant; or (b) any entity a majority of whose voting stock is owned by Tenant, or any entity that owns a majority of Tenant’s voting stock; or (c) any entity in which or with which Tenant, its successors or assigns is merged or consolidated, in accordance with applicable statutory provisions for merger or consolidation of entities, so long as the liabilities of the entities participating in such merger or consolidation are assumed by the entity surviving such merger or created by such consolidation; or (d) any entity acquiring this Lease and a substantial portion of Tenant’s assets; or (e) any entity successor to a successor entity becoming such by either of the methods described in (c) or (d), so long as on the completion of such merger, consolidation, acquisition, or assumption, the successor has a net worth no less than Tenant’s net worth immediately prior to such merger, consolidation, acquisition, or assumption.
No subletting or assignment shall release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Any subtenant shall, at Landlord’s election, attorn to Landlord following any early termination of this Lease and any assignee shall be jointly and severally liable for the full performance of all of Tenant’s obligations hereunder. Landlord may require, as a condition to granting Landlord’s consent with respect to the provisions of this section, that the proposed subtenant or assignee enter into a written agreement with Landlord confirming the obligations of such subtenant or assignee under this Lease. Tenant shall pay, as Additional Rent on demand, reasonable legal fees not exceeding $1,000 incurred by Landlord in connection with each proposed assignment or sublease whether or not Landlord’s consent is obtained. If Tenant receives rent or other payments under any assignment or sublease in excess of the payments made by Tenant to Landlord under this Lease (as such amounts are adjusted on a per square foot basis if less than all of the Premises is transferred), then Tenant shall pay Landlord one half of such excess. Landlord’s consent to one assignment or sublease shall not be deemed a waiver of the requirement of Landlord’s consent to any subsequent assignment or sublease. In the event Tenant seeks to sublet fifty percent (50%) or more of the square footage of the Premises or assign its interest in this Lease, and Landlord does not consent to such proposed sublease or assignment, Landlord may elect to terminate this Lease with respect to the portion of the Premises that would be subject to such sublease or assignment, in which case the last day of the Term of this Lease for such space shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease and, if less than the entire Premises is affected, Landlord shall have the right to perform any alterations to make such space a self contained rental unit.
15.INDEMNITY; NON-LIABILITY OF LANDLORD. As a material part of the consideration for Landlord’s execution of this Lease, Tenant, to the fullest extent permitted by law, shall neither hold nor attempt to hold Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant covenants and agrees that it will protect and save and keep Landlord forever harmless and indemnified against and from any and all penalties, damages, fines, causes of action, liabilities, judgments, expenses (including, without limitation, attorneys’ fees) or charges incurred in connection with or arising from: the use or occupancy of the Premises by Tenant or any person claiming under Tenant; any acts, omissions or negligence of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person; any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of

Tenant; or any matter occurring in the Premises during the Term except for any such matter occurring in the Premises which arises directly as a result of Landlord’s gross negligence or willful misconduct and not as a result of any other matter described in (i) through (iv) above.
Except in the case of its gross negligence or willful misconduct Landlord, to the fullest extent permitted by law, shall not be liable for any damage occasioned by failure to keep the Premises, Building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, electricity, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Premises or the Building nor from any damage occasioned by water being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co-tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property, nor for any loss of or injury to property or business occurring, through, in connection with or incidental to the failure to furnish any such services or the interruption of any services to the Premises. Further, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.
Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether or not Landlord is notified that such damages may occur. Tenant has no rights to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder. The term “Landlord”, as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, is limited to mean and includes only the owner or owners at the time in question of the Landlord’s interest in the Building, and in the event of any transfer or transfers of title to the Landlord’s interest in the Building, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of the Property. Tenant, its successors and assigns, agrees it shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord or any beneficiary of any trust of which Landlord is a trustee or any of Landlord’s officers, directors, partners, shareholders, agents, attorneys and employees ever be personally liable for any such liability.
16.UTILITIES. Tenant shall contract directly with public utility providers for all utilities which are separately metered to the Premises and shall pay such utility providers directly and promptly when due. If any utility is not separately metered to the Premises, the cost of such utility consumed on the Premises, as reasonably determined by Landlord, shall be paid by Tenant as Additional Rent. Tenant’s obligation to pay for utilities provided to the Premises during the Term shall survive the expiration or earlier termination of the Lease. Tenant shall not utilize an alternative provider for a utility service other than the public utility provider servicing the Property unless Tenant shall first obtain the written consent of Landlord. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Premises or Building. To ensure the proper functioning and protection of all utilities, Tenant agrees to abide by all reasonable regulations and requirements which Landlord may prescribe and to allow Landlord and its utility providers reasonable access to all electric lines, feeders, risers, wiring, and any other machinery within the Premises.

17.HOLDING OVER. If Tenant or any party claiming by or under Tenant remains in occupancy of the Premises or any part thereof beyond the expiration or earlier termination of this Lease, such holding over shall be without right and a tenancy at sufferance, and Tenant shall be liable to Landlord for any loss or damage incurred by Landlord as a result thereof, including consequential damages. In addition, for each month or any part thereof that such holding over continues, Tenant shall pay to Landlord a monthly fee for the use and occupancy of the Premises equal to the greater of the monthly fair market rental for the Premises and for the first two (2) months following lease expiration, Holding Over shall be one hundred and fifty percent (150%) of the Rent payable for the month immediately preceding such hold over, and there shall be no adjustment or abatement for any partial month. Thereafter, Holding Over shall be two hundred percent (200%) of the Rent payable. The provisions of this section shall not be deemed to limit or exclude any of Landlord’s rights of re-entry or any other right granted to Landlord hereunder, at law or in equity.
18.NO RENT DEDUCTION OR SET OFF. Tenant’s covenant to pay Rent is and shall be independent of each and every other covenant of this Lease. Tenant agrees that any claim by Tenant against Landlord shall not be deducted from Rent nor set off against any claim for Rent in any action. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.
19.CASUALTY. If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If the Premises or the Building are totally or partially damaged or destroyed by fire or other casualty, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage. Provided that such damage was not caused by the act or omission of Tenant or any of its employees, agents, licensees, invitees or subtenants, until the repair and restoration of the Premises is completed Rent shall be abated for that part of the Premises that Tenant is unable to use without substantial interference while repairs are being made, based on the ratio that the amount of unusable rentable area bears to the total rentable area of the Premises. Landlord shall bear the costs and expenses of repairing and restoring the Premises and the Building, provided, however, that Landlord shall not be obligated to repair or restore, or to pay for the repair or restoration of, any furnishings, equipment or personal property belonging to Tenant or any alterations, additions, or improvements (including carpeting, floor coverings, paneling, decorations, fixtures) made to the Premises or Building by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit. It shall be Tenant’s sole responsibility to repair and restore all such items.
Notwithstanding the foregoing, if there is a destruction of the Building that exceeds twenty-five percent (25%) of the replacement value of the Building from any risk, whether or not the Premises are damaged or destroyed, or if Landlord reasonably believes that the repairs and restoration cannot be completed despite reasonable efforts within ninety (90) days after the occurrence of such damage, or if Landlord reasonably believes that there will be less than two (2) years remaining in the Term upon the substantial completion of such repairs and restoration, or if any mortgagee or lender fails or refuses to make sufficient insurance proceeds available for repairs and restoration, or if zoning or other applicable laws or regulations do not permit such repairs and restoration, Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within one hundred twenty (120) days after the occurrence of such damage. If this Lease is terminated pursuant to the preceding sentence, all Rent payable hereunder shall be apportioned and paid to the date of termination.

Notwithstanding anything to the contrary in this section, in the event Landlord elects or is required to repair and restore the Premises, and such repair has not commenced within ninety (90) days after the date of casualty, or been substantially completed within two hundred seventy (270) following the date repair was commenced, Tenant shall have the right to terminate the Lease by providing written notice to Landlord, such termination to be effective sixty (60) days after notice from Tenant is received by Landlord, unless Landlord substantially completes the repairs within such sixty (60) day period.
All time periods provided in this Section for Landlord’s performance shall be subject to extension on account of delays in effectuating a satisfactory settlement with any insurance company involved and events beyond Landlord’s reasonable control. In the event of any damage or destruction to the Building or Premises, it shall be Tenant’s responsibility to secure the Premises and, upon notice from Landlord, to remove forthwith, at its sole cost and expense, property belonging to Tenant or its licensees from such portion of the Premises as Landlord shall request.
20.SUBORDINATION; ESTOPPEL LETTERS. This Lease is expressly subordinate to any current or future mortgage or mortgages placed on the Property and to all other documents executed in connection with any such mortgage. Tenant agrees not to pay rent more than thirty (30) days in advance and to attorn to any party acquiring rightful possession of the Premises by or through any such mortgage. Tenant agrees that from time to time it will deliver to Landlord or Landlord’s mortgagee or designee within twenty (20) days of the date of Landlord’s or Landlord’s mortgagees or such other designee’s request, a statement, in writing, certifying that this Lease is unmodified and in full force and effect, if this is so, or if there have been modifications that the Lease, as modified, in full force and effect; the dates to which Rent and other charges have been paid; that Landlord is not in default under any provisions of this Lease or, if in default, the nature thereof in detail; confirming the subordination of this Lease to any current or future mortgage or mortgages placed on the Property by Landlord and Tenant’s agreement to attorn to any party acquiring rightful possession of the Premises by or through any such mortgage; and such other true statements as Landlord or Landlord’s mortgagee or designee may reasonably require. Tenant’s failure to execute and deliver such statements within the time required shall, at Landlord’s election, be an Event of Default and shall also be conclusive upon Tenant that (a) this Lease is in full force and effect and has not been modified except as represented by Landlord; (b) that Landlord is not in default under any provisions of this Lease and that Tenant has no right of offset, counterclaim or deduction against Rent; and (c) not more than one month’s Rent has been paid in advance.
21.SIGNS. Tenant shall not place any signs on the exterior or the interior of the Building without prior written consent of Landlord, which consent may be withheld by Landlord in its sole discretion. Upon termination of this Lease, Tenant shall remove any of its signs and restore the Building to its original condition, ordinary wear and tear excepted. Landlord shall, at its own cost and expense, provide a building standard signage to Tenant at the ground floor Building lobby directory and adjacent to the Premises entry.
22.ALTERATIONS; RESTORATION.
(A)Tenant will not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord which consent may be withheld in Landlord’s sole discretion; provided however, that Tenant shall not be required to obtain Landlord’s prior consent for any alterations that are less than $75,000 in the aggregate during any twelve (12) month period provided that such alterations do not affect the flooring, slabs, foundation, structure, systems or exterior of the Premises. Simultaneously with Tenant’s request for Landlord’s consent to any Alteration pursuant to this Section, Tenant may request that Landlord state in writing whether Tenant will need to remove the Alteration at issue upon the expiration or earlier termination of the Term and, provided that such Alteration is performed in a manner consistent with the conditions of Landlord’s consent, if any, such statement shall be binding on Landlord and Tenant. All Alterations must comply with all applicable laws, must be compatible with the Building and its mechanical, electrical, heating, ventilating, air-conditioning and life safety systems; must not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; and must not affect the integrity of the structural portions of the Building. In addition, Landlord may impose as a condition to such consent such additional requirements as Landlord in its sole discretion deems necessary or desirable, including, without limitation: (a) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; (b) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (c) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (d) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (e) Tenant’s delivery to Landlord of such bonds and insurance as Landlord customarily requires; (f) Tenant’s payment to Landlord of a commercially reasonable fee for Landlord’s supervision of any Alterations; (g) Tenant’s and Tenant’s contractor’s compliance with such construction rules and regulations and building standards as Landlord promulgates from time to time, and (h) Tenant’s delivery to Landlord of “as built” drawings of the Alterations in such form or medium as Landlord may require. All direct and indirect costs relating to any modifications, alterations or improvements of the Building, whether outside or inside of the Premises, required by any governmental agency or by law as a condition or as the result of any Alteration requested or effected by Tenant will be borne by Tenant. Landlord may elect to perform such modifications, alterations or improvements (at Tenant’s sole cost and expense) or require such performance directly by Tenant.
Tenant will not permit any mechanic’s lien or other liens to be placed upon the Premises or the Building as a result of any materials, services or labor ordered by or provided to Tenant or any of Tenant’s agents, officers, or employees. Without waiving any other rights or remedies under this Lease, Landlord may bond or insure or otherwise discharge any such lien, and Tenant shall reimburse Landlord for any amount paid by Landlord in connection therewith as Additional Rent upon demand. In order to comply with the provisions of Section 713.10 Florida Statutes, it is specifically provided that neither Tenant nor anyone claiming by, through or under Tenant, including but not limited to, contractors, subcontractors, materialmen, merchants and laborers, shall permit any mechanic’s lien or other liens to be placed upon the Premises or the Building. All parties with whom Tenant may deal are put on notice that Tenant has no power to subject the Landlord’s interest to any claim or lien of any kind or character, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to the Landlord’s interest or assets. Tenant shall put all such parties with whom Tenant may deal on notice of the terms of this Paragraph. If at any time a lien or encumbrance is filed against the Premises or the Property as a result of Tenant’s work, materials or obligations, Tenant shall promptly bond against or discharge said lien or encumbrance, and if said lien or encumbrance has not been removed within fifteen (15) days from the date it is filed, Tenant agrees to deposit with Landlord cash in an amount equal to one hundred fifty percent (150%) of the amount of the lien, to be held by Landlord (without interest to Tenant, except as may be required by law) until the lien is discharged. Any monies advanced or costs incurred by Landlord for any of the aforesaid purposes shall be paid by Tenant to Landlord on demand as Additional Rent. Should a Notice of Commencement be filed in the public records for work by or on behalf of Tenant, then the legal description in the Notice of Commencement shall specifically be limited to Tenant’s leasehold interest in the Premises, and then Tenant shall be responsible for having a corresponding Notice of Termination timely recorded in the county in which the Property is located upon the completion of such work.
(B)Upon the expiration or earlier termination of the Lease, Tenant will surrender the Premises in good working order and condition. Tenant will remove any and all Alterations, trade fixtures and equipment installed by or on behalf of Tenant and furniture from the Premises and Tenant will fully repair any damage, including any structural damage, occasioned by the removal of the same. Notwithstanding the foregoing, should there be no modifications other than the initial modifications, Tenant shall have no restoration obligations at the expiration or sooner termination of the Lease, except Tenant shall be required to remove their low voltage cabling. Notwithstanding the foregoing, Landlord may require that Tenant not remove any or all Alterations and any such Alteration or Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title thereto shall pass to Landlord under this Lease as by a bill of sale. At Landlord’s election, all Alterations, trade fixtures, equipment, wire and cable, furniture, fixtures, other personal property not removed will conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant will pay Landlord all expenses incurred in connection with Landlord’s disposition of such property, including without limitation the cost of repairing any damage to the Building or the Premises caused by removal of such property, and will hold Landlord harmless from loss, liability, or expense arising from the claims of third parties such as Tenant’s lenders whose loans are secured by such property. Tenant’s obligations under this section will survive the end of this Lease.
23.DEFAULT; REMEDIES.
(A)In addition to any other acts or omissions designated in this Lease as Events of Default, each of the following shall constitute an Event of Default by Tenant hereunder: the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord; the use or occupancy of the Premises for any purpose other than the Permitted Use without Landlord’s prior written consent or the conduct of any activity in the Premises which constitutes a violation of law; if the interest of Tenant or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within thirty (30) days from the date thereof; if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Tenant or any guarantor of the Lease or if a receiver shall be appointed for Tenant or any guarantor or any of the property of Tenant or guarantor; if Tenant or any guarantor of the Lease shall make an assignment for the benefit of creditors or if Tenant shall admit in writing its inability to meet Tenant’s debts as they mature; if any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease, or agreed to in writing, mutually, by the parties; if Tenant shall fail to immediately discharge or bond over any lien placed upon the Premises in violation of this Lease; Tenant dissolves, liquidates or, as to entities, fails to exist in good standing in Florida and/or its state or organization, or as to individuals, in its state of residency; if Tenant shall abandon or vacate the Premises during the Term; if Tenant shall fail to timely execute and timely deliver an estoppel certificate or subordination agreement as required hereunder without payment of Rent; or the failure to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and which Tenant has not corrected within thirty (30) days after written notice thereof to Tenant; provided, however, that if said failure involves the creation of a condition which, in Landlord’s reasonable judgment, is dangerous or hazardous, Tenant shall be required to cure same within 24 hours.
(B)Upon an Event of Default by Tenant, the unamortized cost of all brokerage commissions, rental abatements, legal fees, Tenant allowances, work performed by Landlord to the Premises, and any other Tenant inducements paid or provided under this Lease calculated using interest at the rate of twelve percent (12%) per annum calculated over the initial Term of this Lease shall immediately become due and payable by Tenant to Landlord, and Landlord may, at its option, with or without notice or demand of any kind to Tenant or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law:
(i)Landlord may terminate this Lease, repossess and re-let the Premises, in which case Landlord shall be entitled to recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. For the purpose of determining present value, Landlord and Tenant agree that the interest rate shall be the rate applicable to the then-current yield on obligations of the U.S. Treasury having a maturity date on or about the Expiration Date. Should the fair market rental value of the Premises for the balance of the Term (after deduction of all anticipated expenses of reletting) exceed the value of the Rent to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to or otherwise credit Tenant for any such excess amount;
(ii)Landlord may, without terminating the Lease, terminate Tenant’s right of possession, repossess the Premises including, without limitation, removing all or any part of Tenant’s personal property in the Premises and to place such personal property in storage or a public warehouse at the expense and risk of Tenant, and relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. Tenant shall pay to Landlord as damages a sum equal to all Rent under this Lease for the balance of the Term unless and until the Premises are relet. If the Premises are relet, Tenant shall be responsible for payment upon demand to Landlord of any deficiency between the Rent as relet and the Rent for the balance of this Lease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the rent accruing there from. Tenant shall not be entitled to any rents received by Landlord in excess of the rent provided for in this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any breach, and in addition to the other remedies it may have, may recover from Tenant all damages incurred by reason of such breach, including the costs of recovery of the Premises, and including the excess value at time of such termination, if any, of Rent reserved under this Lease for the remainder of the Term over the reasonable rental value of the Premises for the remainder of the Term, all of which amounts shall be immediately due and payable from Tenant to Landlord. In the event Landlord repossesses the Premises as provided above, Landlord may remove all persons and property from the Premises and store any such property at the cost of Tenant, without liability or damage; and
(iii)Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant hereunder, make any payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord as Additional Rent on demand and Tenant covenants to pay such sums.
(iv)Landlord shall have the right, without terminating or canceling this Lease, to declare all amounts and rents due under this Lease for the remainder of the Term (or any extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the Term (or any extension or renewal term, if applicable) shall be accelerated; and
(v)Landlord shall have the right to exercise all other remedies available to Landlord at law or in equity, including, without limitation, injunctive relief of all varieties.

(C)Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this section from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.
(D)Tenant shall promptly pay upon notice, as Additional Rent, all reasonable costs, charges and expenses incurred by Landlord (including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel, collection agents, and other third parties retained by Landlord) together with interest thereon at the rate set forth in Section 5 of this Lease, in collecting any amount due from Tenant, enforcing any obligation of Tenant hereunder, or preserving any rights or remedies of Landlord; and Tenant shall pay all reasonable attorneys’ fees and expenses arising out of any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.
(E)No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Landlord shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including the demands and notices specified in any federal, state, or local laws and ordinances.
24.NOTICES. All notices permitted or required hereunder shall be in writing and (i) delivered personally, (ii) sent by U.S. Certified Mail, postage prepaid, with return receipt requested, or (iii) sent overnight by nationally recognized overnight courier and sent to the respective parties at the Notice Addresses provided in Section 1 of this Lease. If sent by U.S. Certified Mail, such notice shall be considered received by the addressee on the second (2nd) business day after posting. If sent by nationally recognized overnight courier, such notice shall be considered received by the addressee on the first (1st) business day after deposit with the courier. Notices may be given by an agent on behalf of Landlord or Tenant. Any notice from Landlord to Tenant will also be deemed to have been given if delivered to the Premises, addressed to Tenant.
25.EMINENT DOMAIN. If during the Term the whole of the Premises or the Building shall be taken by any governmental or other authority having powers of eminent domain or conveyed to such entity under threat of the exercise of such power or any part of the Premises or the Building shall be so taken or conveyed and as a result, the remainder of the Premises or the Building has been rendered impractical, in Landlord’s sole judgment, for the operation of Landlord’s rental activities on the Property, this Lease shall terminate on the date of the taking or conveyance, and rent shall be apportioned to the date thereof. Tenant shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Premises or the Building.
26.QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.
27.RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit B and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Property. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Building or Property.
28.ENVIRONMENTAL.
(A)“Environment” shall mean all indoor and outdoor air, surface water, groundwater, surface or subsurface land, including, without limitation, all fish, wildlife, biota and all other natural resources. “Environmental Laws” shall mean all federal, state and local laws (including, without limitation, case and common law), statutes, regulations, rules, ordinances, guidance, permits, licenses, grants, orders, decrees and judgments relating to the Environment, human health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. “Hazardous Substances” shall mean all explosive materials, radioactive materials, hazardous or toxic materials, wastes, chemicals or substances, petroleum, petroleum by-products and petroleum products (including, without limitation, crude oil or any fraction thereof), asbestos and asbestos-containing materials, radon, lead, polychlorinated biphenyls, mold, urea-formaldehyde, and all materials, wastes, chemicals and substances that are regulated by any Environmental Law, including, without limitation, hazardous materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA. “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment. To Landlord’s actual knowledge, there currently exist no Hazardous Materials in or about the Premises and Landlord agrees to comply with Environmental Laws in connection with the Building.
(B)Tenant shall not manufacture, generate, utilize, store, handle, treat, process, or Release any Hazardous Substances at, in, under, from or on the Premises or Property or suffer or permit to occur any violation of Environmental Laws with respect to the Premises or Property. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant’s sole cost) and hold harmless Landlord and its partners, officers, directors, employees, agents, successors, grantees, assigns and mortgagees from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space or of any amenity, natural resource damages, damages arising from any adverse impact on leasing space on the Premises or Property, and sums paid in settlement of claims and for attorney’s fees, consultant’s fees and expert’s fees that may arise during or after the Term or any extension of the Term in connection with any breach by Tenant of the covenants contained in this section, the presence, Release or threatened Release of Hazardous Substances at, in, under, from, to or on the Premises or Property caused by Tenant or Tenant’s customers, employees, agents or contractors, or any violation or alleged violation of any Environmental Laws caused by Tenant or Tenant’s customers, employees, agents or contractors. For purposes of this section, the term “costs” includes, without limitation, costs, expenses and consultant’s fees, expert’s fees and attorney’s fees incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration, monitoring or maintenance work. This covenant of indemnity shall survive the termination of this Lease. Notwithstanding the foregoing, the prohibition contained herein shall not apply to ordinary office products that may contain de minimis quantities of Hazardous Substances, provided such products are used in compliance with Environmental Laws; however, Tenant’s indemnification obligations are not diminished with respect to the presence of such products. Tenant shall immediately notify Landlord of any Release or threatened Release at, in, under, from, to or on the Premises or Property.
29.FINANCIAL STATEMENTS. From time to time, but not more often than twice each year, Tenant shall furnish Landlord within ten (10) business days of such request copies of financial statements showing Tenant’s current financial condition and the results of the previous year’s operations. Landlord shall keep such statements in confidence and shall show same only to the mortgagee, prospective mortgagee or potential buyer of the building in which the Premises are located.
30.BROKERS. Landlord utilized the services of Jones Lang LaSalle Brokerage, Inc. (the “Listing Broker”) and Tenant utilized the services of Colliers International (the “Non-Listing Broker”) in connection with this Lease. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Lease. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant agrees to forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord by any broker other than the Listing Broker and Non-Listing Broker as a result of any misrepresentation by Tenant hereunder.
31.MISCELLANEOUS.
(A)Time is of the essence of this Lease and each of its provisions.
(B)This Lease and all covenants and agreements herein contained shall be binding upon, apply, and inure to the respective heirs, executors, successors, administrators, and assigns of all parties to this Lease; provided, however, that this Lease shall not inure to the benefit of any assignee, heir, administrator, devisee, legal representative, successor, transferee or successor of Tenant except upon the prior written consent of Landlord.
(C)This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.
(D)The captions of sections and subsections of this Lease are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.
(E)Interpretation of this Lease shall be governed by the laws of the State of Florida, without regard to conflict of laws.

(F)This Lease is and shall be deemed and construed to be the joint and collective work product of Landlord and Tenant and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein.
(G)In the event that either party thereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure labor, inability to procure materials or equipment or reasonable substitutes therefor, failure of power, fire or other casualty, restrictive government laws or regulations, judicial orders, enemy or hostile government actions, riots, insurrection or other civil commotions, war or other reason of a like nature not at the fault of the party delayed in performing any act as required under the terms of this Lease (“Force Majeure”), then performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Force Majeure shall not operate to excuse Tenant from the prompt payment of Rent or any other payments required under the terms of this Lease.
(H)Tenant shall reimburse Landlord as Additional Rent on demand for all reasonable out-of-pocket expenses, including but not limited to legal, engineering or other professional services or expenses incurred by Landlord in connection with any requests by Tenant for consents or approvals hereunder.
(I)A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.
(J)If more than one person or entity shall ever be Tenant, the liability of each such person and entity shall be joint and several.
(K)If Tenant is a corporation, a limited liability company, an association or a partnership, it shall, concurrently with the signing of this Lease, at Landlord’s option, furnish to Landlord a certification signed by a duly-appointed officer representing and warranting that the individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease. Moreover, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation, limited liability company, association or partnership under the laws of the state of its incorporation or formation, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation or formation and the laws of the jurisdiction in which the Building is located, has the power and authority to enter into this Lease, and that all corporate or partnership action requisite to authorize Tenant to enter into this Lease has been duly taken.
(L)The submission of this Lease to Tenant is not an offer to lease the Premises, or an agreement by Landlord to reserve the Premises for Tenant. Landlord will not be bound to Tenant until Tenant has duly executed and delivered an original Lease to Landlord and Landlord has duly executed and delivered an original Lease to Tenant. Notwithstanding the Possession Date or Rent Commencement Date contemplated in Section 1 hereof, this Lease shall take effect and be binding upon the parties hereto as of its execution and delivery.
(M)This Lease may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature to this Lease transmitted via facsimile (or other electronic means) shall be deemed an original signature and be binding upon the parties hereto.

32.PARKING. Tenant shall be entitled to the non-exclusive use, on a first come-first serve basis, of up to fifty (50) non-reserved parking spaces in parking areas designated by Landlord upon the surface parking located next to the Building, subject to the rules and regulations promulgated by Landlord from time to time. In addition, Landlord hereby reserves the right to alter the methods used to control parking, and Landlord may establish such controls and rules and regulations (e.g., parking stickers to be affixed to vehicles) regarding parking that Landlord may deem desirable and may amend them from time to time in Landlord’s sole discretion. Without liability, Landlord shall have the right to tow or otherwise remove vehicles parked improperly, vehicles blocking ingress or egress lanes, and vehicles violating parking rules, at the expense of the offending tenant and/or the owner of the vehicle. Landlord shall have no liability whatsoever for any property damage or personal injury which might occur as a result of, or in connection with, the use of the parking facility by Tenant, its employees, agents, invitees, and licensees; and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, claims, expenses, or causes of action which Landlord may incur in connection with or arising out of Tenant’s use of the parking facility. Landlord shall provide Tenant with up to fifty (50) parking access cards. Landlord reserves the right to charge Tenant for any additional, lost or damaged parking access cards and/or decals. The current charge for any additional or replacement parking access card is Twenty-Five and No/100 Dollars ($25.00), per each access card, exclusive of all applicable sales taxes.
33.INTENTIONALLY DELETED.
34.CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without liability and with reasonable notice to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim: to enter the Premises for the purposes of examining the same or to make repairs or alterations or to provide any service; to change the name or street address of the Building or the suite number of the Premises; to install, affix and maintain any and all signs on the exterior or interior of the Building; to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in, about and to the Building or common areas and for such purposes temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of common areas; to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building; to show the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for reoccupancy; to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building; to approve the weight, size and location of safes or other heavy equipment or other articles which may be located in the Premises and to determine the time and manner in which such articles may be moved in, about or out of the Building or Premises; and to take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Premises or Building. Landlord shall endeavor to exercise its right to access the Premises with reasonable advance notice, except in the case of emergency, and to minimize to the extent practicable any disruption to the operation of Tenant’s business.
35.PRIOR ACCESS. At such point as, in Landlord’s reasonable judgment, but in any event not less than two (2) weeks prior to the Possession Date, Landlord’s Work has proceeded to such point where Tenant may commence Tenant’s Work within the Premises without interfering with the performance of the Landlord’s Work, Landlord shall notify Tenant as to when Tenant may commence Tenant’s Work within the Premises and from and after such date of notification Tenant and its contractors shall have uninterrupted access to the Premises for the purposes of performing Tenant’s Work in preparation for Tenant’s occupancy of the Premises. In connection with such access, Tenant agrees to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of the Tenant’s Work, and to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating work being performed by Landlord and work being performed by Tenant, each with the other and with any other activity or work in the Building, including, without limitation, the use of labor which shall work in harmony with all other contractors performing work at the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay any Rent until the Rent Commencement Date. Tenant shall not be charged for freight elevators, security, access to loading docks, utilities, or temporary HVAC during Tenant’s Prior Access period.
36.INTENTIONALLY DELETED.
37.LEASE COMMENCEMENT/ACCEPTANCE OF PREMISES. At Landlord’s request, Landlord and Tenant shall enter into a commencement letter agreement (the “Commencement Letter”) in form substantially similar to that attached hereto as Exhibit C. Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within fifteen (15) days shall be deemed an approval by Tenant of the statements contained therein.
38.SURVIVAL OF OBLIGATIONS. Notwithstanding any term or provision in this Lease to the contrary, any liability or obligation of Landlord or Tenant arising during or accruing with respect to the Term shall survive the expiration or earlier termination of this Lease, including, without limitation, obligations and liabilities relating to rent payments, the condition of the Premises and the removal of Tenant’s property, and ( indemnity and hold harmless provisions in this Lease.
39.LITIGATION. In the unlikely event of any litigation between the parties hereto involving the terms of this lease or the breach or enforcement hereof, the prevailing party in any final non-appealable action shall be entitled to recover all of its reasonable legal fees and other costs and expenses incurred in connection therewith.
40.WAIVER OF RIGHT TO JURY TRIAL. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES OR BUILDING (INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAWS, STATUTES, REGULATIONS, CODES OR ORDINANCES).
38.RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a short form memorandum of this Lease for recording purposes.
39.STATUTORY REQUIREMENT. Tenant hereby acknowledges receipt of the following notice as required by Florida Statutes, Section 404.056(5):
RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the Date of this Lease stated in Section 1.

TENANT: STATES TITLE HOLDING, INC., a Delaware corporation		LANDLORD: FOUR 700, LLC, a Florida limited liability company
By:	/s/ Jerry Jenkins	By:	/s/ Guy Sharon
Name:	Jerry Jenkins	Name:	Guy Sharon
Title:	Chief People Officer	Title:	Manager

Date:	Aug. 13, 2020	Date:	08/16/20

Witnesses as to Tenant:		Witnesses as to Landlord:

/s/ Vivienne Shi
Print Name:	Vivienne Shi	Print Name:

/s/ Raquel Leon
Print Name:	Raquel Leon	Print Name:

EXHIBIT A
THE PREMISES

EXHIBIT B
RULES AND REGULATIONS

EXHIBIT C
COMMENCEMENT LETTER